EXHIBIT 99.1

USG CORPORATION
SCHEDULE OF REVISED REPORTABLE SEGMENT DATA
SUPPLEMENTAL FINANCIAL INFORMATION
(dollars in millions)
(Unaudited)

	Recast Financial Information for Change in Segments
	Q3 2017	Q2 2017	Q1 2017	Q4 2016	FY2016	FY2015
Net Sales
U.S. Wallboard and Surfaces	$466	$482	$469	$440	$1,778	$1,720
U.S. Performance Materials	92	100	86	86	357	321
U.S. Ceilings	125	118	112	102	467	464
Canada	100	104	96	95	389	372
Other	63	59	56	55	220	239
Eliminations	(51)	(52)	(52)	(44)	(194)	(203)
Total USG Corporation Net Sales	$795	$811	$767	$734	$3,017	$2,913

Operating Profit (Loss)
U.S. Wallboard and Surfaces	$72	$79	$83	$67	$334	$298
U.S. Performance Materials	6	8	7	6	41	31
U.S. Ceilings	26	23	21	15	101	80
Canada	3	2	2	5	26	10
Other	6	1	1	2	(4)	30
Corporate	(20)	(17)	(23)	(36)	(104)	(94)
Total USG Corporation Operating Profit (Loss)	$93	$96	$91	$59	$394	$355

USG Boral Building Products (UBBP)
Net sales	$324	$287	$276	$274	$1,052	$1,003
Operating profit	43	40	35	28	133	124
Net income attributable to UBBP	30	28	25	25	99	96
USG share of income from UBBP	15	14	13	12	49	48

EXHIBIT 99.1

USG CORPORATION
SCHEDULE OF REVISED REPORTABLE SEGMENT DATA
RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
SUPPLEMENTAL FINANCIAL INFORMATION
(dollars in millions)
(Unaudited)

	Recast Financial Information for Change in Segments
	Q3 2017	Q2 2017	Q1 2017	Q4 2016	FY2016	FY2015
U.S. Wallboard and Surfaces operating profit - GAAP	$72	$79	$83	$67	$334	$298
Pension settlement charge	2	4	—	6	6	—
Gain on sale of surplus property	—	—	—	—	(11)	—
U.S. Wallboard and Surfaces adjusted operating profit - Non-GAAP	$74	$83	$83	$73	$329	$298

U.S. Performance Materials operating profit - GAAP	$6	$8	$7	$6	$41	$31
Pension settlement charge	1	1	—	2	2	—
U.S. Performance Materials adjusted operating profit - Non-GAAP	$7	$9	$7	$8	$43	$31

U.S. Ceilings operating profit - GAAP	$26	$23	$21	$15	$101	$80
Pension settlement charge	—	1	—	2	2	—
U.S. Ceilings adjusted operating profit - Non-GAAP	$26	$24	$21	$17	$103	$80

Consolidated operating profit - GAAP	93	96	91	59	394	355
Income from equity method investments	15	14	13	12	49	50
Pension settlement charge(1)	3	7	—	17	17	—
Exit of commercial office space(1)	—	—	—	4	4	—
USG's share of UBBP impairment charges	—	—	—	4	8	—
Long-lived asset impairment and severance charges(2)	—	—	—	—	12	—
Gain on sale of surplus property(2)	—	—	—	—	(11)	(10)
GTL recovery of receivable / shipping operations(2)	—	—	—	—	(3)	(7)
Consolidated adjusted operating profit - Non-GAAP	$111	$117	$104	$96	$470	$388

(1) Includes adjustments related to Corporate
(2) Includes adjustments related to Other